UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2019

ChaSerg Technology Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38685	83-0632724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7660 Fay Avenue, Suite H, Unit 339

La Jolla, CA 92037

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (619) 736-6855

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CTAC	The NASDAQ Stock Market LLC
Warrants to purchase one share of Class A Common Stock	CTACW	The NASDAQ Stock Market LLC
Units, each consisting of each consisting of one share of Class A Common Stock and one-half of one Warrant	CTACU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

This section describes the material provisions of the Merger Agreement (as defined below) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1. Unless otherwise defined herein, the capitalized terms used below are defined in the Merger Agreement.

Agreement and Plan of Merger

On November 13, 2019, ChaSerg Technology Acquisition Corp. (“ChaSerg”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to effect a business combination by and among (i) ChaSerg, (ii) CS Merger Sub 1 Inc., a California corporation and a wholly owned subsidiary of ChaSerg (“Merger Sub 1”), (iii) CS Merger Sub 2 LLC, a Delaware limited liability company and a wholly owned subsidiary of ChaSerg (“Merger Sub 2”), (iv) Grid Dynamics International, Inc., a California corporation (“Grid Dynamics”), and (v) Automated Systems Holdings Limited (“ASL”), a company incorporated in Bermuda with limited liability, solely in its capacity as representative of the stockholders of Grid Dynamics immediately prior to the consummation of the business combination.

Pursuant to the Merger Agreement, a business combination between ChaSerg and Grid Dynamics (the “Business Combination”) will be effected through the following steps: (i) Merger Sub 1 will be merged with and into Grid Dynamics, with Grid Dynamics surviving the merger on the terms and subject to the conditions set forth in the Merger Agreement (the “Initial Merger”), and (ii) as part of the same overall transaction, immediately following the Initial Merger, Grid Dynamics will be merged with and into Merger Sub 2, with Merger Sub 2 surviving on the terms and subject to the conditions set forth in the Merger Agreement (the “Second Step Merger” and, together with the Initial Merger, the “Mergers”).

The purchase price will be paid to Grid Dynamics stockholders as of immediately prior to the consummation of the Business Combination in a combination of stock and cash consideration. The aggregate merger consideration (the “Merger Consideration”) to be paid pursuant to the Merger Agreement will be an amount equal to: (i) $130,000,000, subject to certain reductions (the “Cash Consideration”) and (ii) 25,523,810 shares of ChaSerg Class A Common Stock (the “Share Consideration”). The Cash Consideration is subject to reduction in an amount equal to: $13,500,000 multiplied by (x) the balance of the trust account (the “Trust Account”) established by ChaSerg for the benefit of its public stockholders as at the date of the signing of the Merger Agreement minus the Available Parent Cash, divided by (y) 30% of the Trust Account balance as at the date of the signing of the Merger Agreement, where such adjustment amount can be no more than $13,500,000 and no less than $0, and is offset by an equivalent increase in the Share Consideration. The Share Consideration is subject to customary adjustment at closing by an amount of shares of ChaSerg Class A Common Stock to account for changes in working capital, indebtedness and excess cash. Excess cash also includes an adjustment mechanism for funds that are used between signing and closing for specified acquisitions. The Share Consideration is also subject to adjustment for earnings before income taxes, depreciation and amortization (“EBITDA”) performance targets, whereby the Share Consideration is reduced by $1,500,000 for every $100,000 by which the estimated total EBITDA in 2019 is below $23,800,000. The post-closing adjustment of the Share Consideration is capped at 857,143 shares of ChaSerg Class A Common Stock which will be placed in escrow at closing.

Immediately prior to the effective time of the Initial Merger, each vested option to purchase the common stock of Grid Dynamics (a “Grid Dynamics Option”) held by a person other than a continuing service provider and a portion of each vested Grid Dynamics Option held by a continuing service provider will be canceled and converted into the right to receive an amount in cash based on the Merger Consideration and the exercise price of such Grid Dynamics Option. In addition, upon the effective time of the Initial Merger, each unvested Grid Dynamics Option held by a continuing service provider and a portion of each vested Grid Dynamics Option held by a continuing service provider will be assumed by ChaSerg and converted into an option to purchase shares of ChaSerg Class A Common Stock with substantially the same terms and conditions (each, an “Assumed Option”), with equitable adjustments to the number of shares subject to the Assumed Option and exercise price of the Assumed Option.

The proposed Business Combination is expected to be consummated (the “Closing”) after the required approval by the stockholders of ChaSerg and the satisfaction of certain other conditions summarized below. Upon the consummation of the transaction, ChaSerg will change its name to “Grid Dynamics Holdings, Inc.”

Representations, Warranties and Covenants

The parties to the Merger Agreement have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants with respect to the conduct of the businesses of ChaSerg and Grid Dynamics during the period between execution of the Merger Agreement and the consummation of the Business Combination. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Conditions to Closing

The obligations of the parties to consummate the Merger are subject to various conditions, including, among other things: (i) the approval of Grid Dynamics’s stockholders; (ii) the approval of ChaSerg stockholders at a special meeting of ChaSerg stockholders; (iii) the approval of the shareholders of ASL, including Teamsun Technology (HK) Limited (“Teamsun HK”), a company listed on the Stock Exchange of Hong Kong Limited (“HKEX”); (iv) the approval of the shareholders of Beijing Teamsun Technology Co. Ltd. (“Teamsun”), including the largest stockholder of Teamsun (the “Teamsun Affiliate”); (v) the receipt of requisite government and securities exchange approvals, including approval related to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and approval from the HKEX; (vi) after giving effect to the right of ChaSerg’s public stockholders to redeem their shares of ChaSerg Class A Common Stock (the “Redemption”), ChaSerg having at least $5,000,001 in net tangible assets in the Trust Account, (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (vii) after giving effect to the Redemption and the receipt of any additional equity sold by ChaSerg, the total cash and cash equivalents of ChaSerg shall be at least 70% of the Trust Account balance as of the date of signing of the Merger Agreement.

In addition, unless waived by ChaSerg, the obligations of ChaSerg to consummate the Business Combination are subject to various conditions, including, among other things: (i) the accuracy of the representations and warranties of Grid Dynamics; (ii) the performance by Grid Dynamics of its covenants and conditions required by the Merger Agreement; (iii) the absence of any material adverse effect with respect to Grid Dynamics since December 31, 2018; (iv) the delivery of certain closing deliverables specified in the Merger Agreement; (v) a requirement that holders of no more than 10% of the shares of Grid Dynamics, as of immediately prior to the Effective Time, shall have exercised (or be entitled to exercise) statutory appraisal rights under Section 1300 of the California General Corporation Law; (vi) the execution by certain key executives and key employees of employment agreements of relating to post-Closing employment; (vii) approval by Grid Shareholders required pursuant to Section 280G(b)(5)(B) of the Internal Revenue Code of 1986, as amended and the treasury regulations thereunder; and (viii) confirmation that, upon closing, Grid Dynamics has no less than $20,000,000 in cash on hand and cash equivalents; and (ix) the adoption and approval by Grid Dynamics and all requisite stockholders of Grid Dynamics of the amendment to the Grid Dynamics’ certificate of incorporation.

Furthermore, unless waived by Grid Dynamics, the obligations of Grid Dynamics to consummate the Business Combination are subject to various conditions, including, among other things: (i) the accuracy of the representations and warranties of ChaSerg, Merger Sub 1 and Merger Sub 2; (ii) the performance by each of ChaSerg, Merger Sub 1 and Merger Sub 2 of its covenants and conditions required by the Merger Agreement; (iii) the delivery of certain closing deliverables specified in the Merger Agreement; (iv) the approval of the a new equity incentive plan of ChaSerg; and (v) the appointment of the board of directors of ChaSerg to serve immediately following the Closing.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by the mutual written consent of Grid Dynamics and ChaSerg; (ii) subject to certain cure periods, by either ChaSerg or Grid Dynamics, as applicable, if there has been a breach of any representation, warranty, covenant or other agreement made by ChaSerg or Grid Dynamics, as applicable, which would reasonably be expected to result in the failure of certain conditions; (iii) by either ChaSerg or Grid Dynamics if the transaction is prohibited by law or a government order; (iv) by either ChaSerg or Grid Dynamics, if approval is not obtained from by Chaserg stockholders at the special meeting of ChaSerg stockholders; (v) by ChaSerg if the approval of the stockholders of Grid Dynamics is not delivered within two business days following the receipt of the approval of ASL’s shareholders; (vi) by ChaSerg if either of the ASL or Teamsun shareholder meeting is held and the required approvals are not obtained or if such meetings are not held within 30 days prior to the Outside Date; (vii) by the Company if the Teamsun shareholder meeting is held and the required approvals are not obtained or if the ASL shareholder meeting is held, the required approvals are not obtained and 30 days has elapsed since such meeting; (viii) by Grid Dynamics or ASL, if after giving effect to the Redemption and the receipt of any additional equity sold by ChaSerg, the total cash and cash equivalents of ChaSerg is less than 70% of the Trust Account balance as of the date of signing of the Merger Agreement; or (ix) by ASL, if after giving effect to the Redemption and the receipt of any additional equity sold by ChaSerg, the consummation of the Business Combination would result in ASL holding more than 50% of common stock of ChaSerg following the Mergers.

* * * *

The foregoing description of the Merger Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about ChaSerg, Grid Dynamics or any other party to the Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in ChaSerg’s public disclosures.

Related Agreements

Voting Agreement

Simultaneously with the execution of the Merger Agreement, certain Grid Dynamics stockholders and holders of equity interests in the corporate parents of Grid Dynamics, including ASL, Teamsun HK, the Teamsun Affiliate and Benhamou Global Ventures (“BGV”) entered into voting agreements with ChaSerg (each a “Voting Agreement” and collectively, the “Voting Agreements”). Under the Voting Agreements, each party agrees to vote all of their shares of Grid Dynamics or its parent entities (as applicable) in favor of the Merger Agreement and related transactions, refrain from transferring any such shares prior to the consummation of the Business Combination and, where applicable, use reasonable best efforts to obtain any required regulatory approvals. In addition, Teamsun has executed a proxy to vote the ASL shares that it holds in favor of the Business Combination in the requisite vote of ASL shareholders. Teamsun currently owns approximately 55% of the outstanding shares of ASL.

Lock-Up Agreements

At the Closing, each of ASL, Teamsun HK, the Teamsun Affiliate and BGV will enter into a Lock-Up Agreement with ChaSerg in substantially the form attached to the Merger Agreement (each, a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”). In each such Lock-Up Agreement, each such holder will agree not to sell or otherwise transfer its shares in ChaSerg during the period commencing from the Closing and ending on the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of ChaSerg Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which ChaSerg completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Side Letter

On November 13, 2019, ChaSerg Technology Sponsor LLC (the “Sponsor”) entered into a side letter (“Side Letter”) with ChaSerg pursuant to which, among other things, the Sponsor agreed to refrain from selling, transferring or otherwise disposing of up to 1,200,000 shares of its common stock in ChaSerg (such portion, the “Earnout Shares”) until certain release events have been realized. Under the terms of the Side Letter, Sponsor will be able to sell or transfer one-third of such Earnout Shares upon the price of ChaSerg’s common stock reaching a price of $12.00 per share, an additional one-third of such Earnout Shares upon the stock price reaching a price of $13.50 per share and the final one-third of such Earnout Shares upon the stock price reaching a price of $15.00 per share, in each case where such price targets were achieved for a minimum of 20 days out of a 30-day trading period during the applicable earn out period.

* * * *

The foregoing descriptions of the Voting Agreements, the Lock-up Agreements and the Side Letter do not purport to be complete and are qualified in their entirety by reference to the complete text of the forms of Voting Agreements, copies of which are filed hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, the form of the Lock-up Agreement, a copy of which is filed hereto as Exhibit 10.5 and the Side Letter, a copy of which is filed hereto as Exhibit 10.6.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K with respect to the issuance of the Company’s common stock is incorporated by reference herein. The common stock issuable in connection with the transactions contemplated by the Business Combination will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 7.01. Regulation FD Disclosure.

On November 13, 2019, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Furnished as Exhibit 99.2 is a copy of an investor presentation to be used by the Company in connection with the Business Combination.

ChaSerg and Grid Dynamics also held a conference call at 11 a.m. Eastern time on November 13, 2019 to discuss the Business Combination. A copy of the script for the call is furnished as Exhibit 99.3 hereto.

The information in this Item 7.01 and Exhibits 99.1 and, 99.2 and 99.3 attached hereto shall not be deemed “filed” for purposes of Section 18 of Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

* * * *

Important Information About the Business Combination and Where to Find It

In connection with the proposed Business Combination, ChaSerg intends to file a proxy statement with the SEC. ChaSerg will mail a definitive proxy statement and other relevant documents to its stockholders. ChaSerg’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the Business Combination, as these materials will contain important information about Grid Dynamics, ChaSerg and the Business Combination. When available, the definitive proxy statement and other relevant materials for the Business Combination will be mailed to stockholders of ChaSerg as of a record date to be established for voting on the Business Combination. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: ChaSerg Technology Acquisition Corp., 7660 Fay Avenue, Suite H, Unit 339, La Jolla, CA 92037, Attention: Secretary, (619) 736-6855.

Participants in the Solicitation

ChaSerg and its directors and executive officers may be deemed participants in the solicitation of proxies from ChaSerg’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in ChaSerg is contained in ChaSerg’s annual report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 20, 2019 and is available free of charge at the SEC’s website at www.sec.gov, or by directing a request to ChaSerg Technology Acquisition Corp., 7660 Fay Avenue, Suite H, Unit 339, La Jolla, CA 92037, Attention: Secretary, (619) 736-6855. Additional information regarding the interests of such participants will be contained in the proxy statement for the Business Combination when available.

Grid Dynamics and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of ChaSerg in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

Forward-Looking Statements

This Current Report on Form 8-K “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results of ChaSerg and Grid Dynamics to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include, without limitation, statements concerning: ChaSerg’s and Grid Dynamics’s expectations with respect to future performance, market size and anticipated financial impacts of the Business Combination; the satisfaction of the closing conditions to the Business Combination; and the timing of the completion of the Business Combination.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside ChaSerg’s and Grid Dynamics’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the Business Combination to fail to close; (ii) the outcome of any legal proceedings that may be instituted against ChaSerg and Grid Dynamics following the execution of the Merger Agreement and the Business Combination; (iii) any inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of ChaSerg or other conditions to closing in the Merger Agreement; (iv) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (v) the inability to maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the Business Combination; (vi) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (vii) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (viii) costs related to the Business Combination; (ix) changes in applicable laws or regulations; (x) the possibility that Grid Dynamics or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (xi) other risks and uncertainties indicated in the proxy statement, including those under the section entitled “Risk Factors”, and in ChaSerg’s other filings with the SEC.

ChaSerg cautions that the foregoing list of factors is not exclusive. ChaSerg cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. ChaSerg does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Further information about factors that could materially affect ChaSerg, including its results of operations and financial condition, is set forth under “Risk Factors” in Part I, Item 1A of ChaSerg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in Part II, Item 1A of ChaSerg’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated November 13, 2019.
10.1	Form of Voting Agreement of ASL.
10.2	Form of Voting Agreement of Teamsun HK.
10.3	Form of Voting Agreement of Teamsun Affiliate.
10.4	Form of Voting Agreement of BGV.
10.5	Form of Lock-Up Agreement.
10.6	Side Letter dated November 13, 2019 from ChaSerg Technology Sponsor LLC to ChaSerg Technology Acquisition Corp.
99.1	Press Release, dated November 13, 2019.
99.2	Investor Presentation, dated November 13, 2019.
99.3	Conference Call Script dated November 13, 2019.
104.1	Cover page interactive data file (embedded within the Inline XBRL document).

*	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to supplementally furnish a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2019	CHASERG TECHNOLOGY ACQUISITION CORP.

	By:	/s/ Lloyd Carney
Name: Lloyd Carney
Title: Chief Executive Officer